AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 1st day of August, 2024, between Vanguard World Fund, a Delaware statutory trust (the “Trust”), and Baillie Gifford Overseas Limited (the “Advisor”), a corporation organized under the laws of Scotland, United Kingdom.

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

 WHEREAS, the Trust offers a series of shares known as Vanguard U.S. Growth Fund (the “Fund”); and

WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement dated as of February 21, 2014, which was amended on October 1, 2019 (the “Prior Agreement”); and

WHEREAS, the Trust desires to amend and restate the Prior Agreement in its entirety, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “Baillie Gifford Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Baillie Gifford Portfolio; to continuously review, supervise, and administer an investment program for the Baillie Gifford Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.Securities Transactions.

The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Baillie Gifford Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the Baillie Gifford Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

4.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.

Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Baillie Gifford Portfolio.

6.Compliance.  The Advisor agrees to comply (and ensure that its affiliates providing services to the Fund comply) with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Baillie Gifford Portfolio.

7. Class Actions and Other Legal Proceedings. The Advisor will not compile or file claims or take any related actions on behalf of the Fund in any class action, bankruptcy or other legal proceeding (“Litigation”) related to securities currently or previously purchased by the Advisor on behalf of, and held in, the Baillie Gifford Portfolio. The Advisor shall provide factual information in relation to the Baillie Gifford Portfolio in its possession as the Trust may reasonably request in relation to any Litigation.

8.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

9.Liability of Advisor.  No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10.Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

11.Duration; Termination; Notices; Amendment.

This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund.  Any notice under this Agreement will be given in writing and is deemed to have been provided upon receipt of the same at their respective addresses set forth below, or such other address as is notified by one party to the other from time to time. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or, e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at:

Vanguard U.S. Growth Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention:  Daniel Reyes

Telephone: 610-669-1000

If to the Advisor, at:

Baillie Gifford Overseas Limited

Calton Square

1 Greenside Row

Edinburgh, EH1 3AN

United Kingdom

Attention:  John Carnegie and Paul Stevenson

Telephone: 011 - 44 - 131 275 2781 and 011 - 44 - 131 275 2486

Email:  John.Carnegie@bailliegifford.com , Paul Stevenson@bailliegifford.com and  vanguardclientservicegroup@bailliegifford.com

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12. Representations of the Advisor. The Advisor represents, warrants, and agrees as follows:

A.

The Advisor: (i) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and will continue to be so registered for so long as this agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify the Trust and Vanguard of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Advisor has provided the information about itself set forth in the registration statement for the Fund and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Advisor Information”) and acknowledges that the Advisor Information is true and correct, contains no material misstatement of fact and does not omit any material fact required to be stated therein or necessary to make the statements therein not misleading. The Advisor further agrees to inform the Trust and Vanguard promptly if it becomes known to the Advisor that any material Advisor Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading. Upon reasonable request, the Advisor will provide the Trust and Vanguard with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and copies of amendments thereto.

B.

The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Trust and Vanguard with a copy of such code of ethics. On at least an annual basis, the Advisor will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying the Advisor and its Access Persons have complied with the Advisor’s code of ethics with respect to the Baillie Gifford Portfolio and (ii) identifying any material violations which have occurred with respect to the Baillie Gifford Portfolio. In the event the Advisor has identified a material violation that has occurred with respect to the Baillie Gifford Portfolio, the Advisor agrees to promptly provide to the Trust and Vanguard such information as the Trust and Vanguard may reasonably request in connection herewith.

C.

The Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Advisor, its employees, officers and agents. Upon reasonable request, the Advisor shall provide the Trust and Vanguard with access to the records relating to such policies and procedures as they relate to the Baillie Gifford Portfolio. The Advisor will also provide, at the reasonable request of the Trust or Vanguard, certifications, in a form reasonable acceptable to the Advisor, attesting to such written policies and procedures.

13. Provision of Certain Information by the Advisor. The Advisor will promptly notify the Trust and Vanguard in the event the SEC or other governmental authority has censured the Advisor; placed limitations upon its activities, functions or operations; suspended or revoked its registrations, if any, as an investment adviser; or, to the best of the Advisor’s knowledge, has commenced proceedings or an investigation that is likely to result in any of these actions. In addition, the Advisor will notify the Trust and Vanguard of any change of control of the Advisor prior to or as soon after such change as possible.

14. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records it maintains for the Baillie Gifford Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Trust’s or its representative’s, or Vanguard’s, request, provided, however, that the Advisor may retain copies of any records to the extent required for it to comply with Applicable Law and its internal record retention policies. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

15. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

16.Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than (a) the Trust, (b) the Board of Trustees, (c) Vanguard, (d) any director, officer, or employee of the Trust or Vanguard, (e) third parties (including but not limited to brokers, tax agents, market counterparties or the Trust’s custodian) in each case as required to perform the Advisor’s services hereunder, and (f) the Advisor’s legal and professional advisers and insurers, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard. In the event disclosure is required or requested pursuant to (ii) above, the Advisor will, to the extent permitted by Applicable Law and reasonably practicable to do so under the circumstances then prevailing, and unless the Advisor has received advice from its legal advisers counselling against such action, provide prior written notice to the Trust to allow the Trust an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the Advisor reasonable believes the request for disclosure is pursuant to a routine regulatory examination.

17.Proxy Policy.  The Advisor shall have full power and authority to exercise or direct the exercise of all voting rights  attaching to securities held in the Baillie Gifford Portfolio from time to time including (without limitation) voting proxies solicited by or with respect to the issuers of such securities: (i) in accordance with the Advisor’s proxy voting policies and procedures; and (ii) in a manner that complies with Applicable Law and regulations, and any additional operating policies or procedures that the Trust communicates to the Advisor in writing.

18.Miscellaneous.  The services provided under this Agreement are provided on the basis that the Trust qualifies as a per se professional client. Under the rules of the Financial Conduct Authority, although the Advisor is obliged to inform the Trust that it can request a different categorization, namely opting for “retail client” status, the Advisor is not permitted to accept retail clients.

In accordance with relevant requirements of The Markets in Financial Instruments Directive (as recast and transposed in the United Kingdom) and Markets in Financial Instruments Regulation (as retained in the United Kingdom and amended by inter alia, the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018), and based on information provided by the Trust, the Advisor shall be responsible for assessing the suitability of investments and the Baillie Gifford Portfolio in line with its regulatory obligations. The reason for this assessment is to enable the Advisor to act in the Trust’s best interest. Where the Adviser is instructed by the Trust to follow a particular investment strategy for the Baillie Gifford Portfolio, the Advisor will manage the Baillie Gifford Portfolio in accordance with the Trust’s instructions and the terms of the mandate agreed with the Trust. The Trust accordingly acknowledges that it is important that any information about the Trust provided to the Advisor is up-to-date, accurate, and complete. As the Trust is a professional client, the Advisor is entitled to assume that the Trust has the necessary level of experience and knowledge in order to understand the risks involved in the transaction in the management of the Trust. The Trust acknowledges that it should not deal in investments unless it understands the nature and extent of its exposure to risk.

The Trust confirms that it has received from the Advisor:

(a)	a copy of Part II of the Advisor's Form ADV and that it consents to receipt of the same electronically to such email addresses as it may notify from time to time;

(b)

a copy of the Advisor’s notice entitled “Nature of Investments and Risk Disclosures Notice”, which includes a general description of the nature and risks of investments which may be held in the Baillie Gifford Portfolio;

(c)

a copy of the Advisor’s Conflicts of Interest Disclosure, which sets out its policy in relation to identifying conflicts of interest that are potentially detrimental to its clients, and specifying the procedures put in place to help prevent and manage such conflicts, as well as some examples of the types of conflicts that are managed by the Advisor; and

(d)

a copy of the Advisor’s Order Execution and Trade Handling Policy dated June 2024. The Trust confirms that it has read, understood, and agrees to the Order Execution and Trade Handling Policy and in particular that, for instruments admitted to trading on a regulated market or multilateral trading facility or organized trading facility ((“MTF” and “OTF” respectively), it consents to the Advisor arranging for the execution of an order in such instruments outside a regulated market or MTF or OTF.

For the avoidance of doubt, the Trust and any professional tax adviser of the Trust or the Fund remain responsible for the management of the Trust’s affairs for tax purposes.  The Advisor acknowledges and confirms that the Trust is subject to regulatory and other requirements that may, consistent with Sections 2 and 6 of this Agreement, restrict what securities the Advisor can hold in the Baillie Gifford Portfolio and may require the Advisor, at the discretion of the Trust, to dispose of certain securities previously purchased for the Baillie Gifford Portfolio.  The Trust acknowledges and confirms that the Advisor is otherwise under no obligation to take into account tax issues when managing assets attributable to the Baillie Gifford Portfolio and the Advisor may otherwise use its complete discretion when deciding on when to buy and sell securities and is under no obligation to report to the Trust on the tax consequences of buying or selling assets in the Baillie Gifford Portfolio.

19.Governing Law.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

20. Force Majeure. If and to the extent that the performance by either party (in such capacity, the “Affected Party”) of any of its obligations pursuant to this Agreement or any applicable order of any court or regulatory authority is prevented directly by any natural disaster, catastrophic weather event, terrorism, war, or riot (each, a “Force Majeure Event”), and such non-performance could not have been prevented by the Affected Party through the use of reasonable precautions (including the business continuity requirements set forth in this Agreement), then the Affected Party shall be excused for such non- performance of those obligations affected by the Force Majeure Event as long as such Force Majeure Event continues, provided that the Affected Party continues to use commercially reasonable efforts to recommence performance to the extent reasonably possible without delay. For the avoidance of doubt, a Force Majeure Event that renders Vanguard unable to transmit payments when due hereunder shall not excuse Vanguard from rendering such payment promptly upon the end of such Force Majeure Event. The Affected Party shall promptly notify the other party of the occurrence of the Force Majeure Event as soon as possible (and in any event, no later than one (1) business day after the Force Majeure Event has occurred and performance has recommenced) and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of the Force Majeure Event does not excuse, limit or otherwise affect Advisor’s obligation to provide either normal recovery procedures or any other disaster recovery services described herein except to the extent that such procedures or services are directly affected by such Force Majeure Event. Notwithstanding the foregoing, if a Force Majeure Event prevents, hinders, or delays performance by Advisor beyond fifteen (15) calendar days from the date of the occurrence of the Force Majeure Event, Vanguard will be entitled to terminate this Agreement for cause immediately upon notice to Advisor without regard to any cure period and without payment of any additional termination fee or other liability (other than payment of the Advisor’s fees in respect of services provided up to and including the termination date). Such termination is without prejudice to any other available rights and remedies of the parties.

21.

Business Continuation. Advisor hereby warrants to Vanguard that it (a) has and will maintain a disaster recovery and business continuation plan (“Business Continuity Plan”) designed to ensure the continued availability and provision of the Advisor’s services to its clients throughout the term, (b) will update and revise such plan at least annually and following any significant business process or organization change, (c) will test the operability of such plan at least annually and revise such plan as necessary to ensure continued operability (including by correcting any material deficiencies identified by such testing in a commercially reasonable timeframe), and promptly provide Vanguard, upon request, with copies of all summary level reports and any other summaries resulting from such testing, (d) will, upon request by Vanguard not more frequently than annually, provide Vanguard information as to whether and when any audit of the plan was completed and, with respect to any such audit, promptly provide Vanguard with a copy of the summary level audit report and reasonable evidence, or a written confirmation, that any identified deficiencies have been corrected (or are being corrected in accordance with an appropriate plan and timetable), and (e) will activate such plan upon the occurrence of any event materially affecting the Advisor’s services.

22.

Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

23.	Instructions. The Trust acknowledges that the Advisor will not accept instructions given verbally, whether this is in person or on a telephone call.

24.

Advance Payment of Fees. In the event that the Advisor receives any fees from or on behalf of the Trust before an invoice has been issued for such fees, then those fees will be deemed due and payable on the date that the Advisor actually receives the payment.

25.

Affiliates. In the provision of its services to the Trust, the Advisor utilizes certain affiliates as its agent and sub-contractor as follows: (i) Baillie Gifford & Co in respect of certain investment research services, investment administration services, support services, secretarial and administrative services and/or such other ancillary non-discretionary services; (ii) Baillie Gifford International, LLC (the Advisor’s wholly owned subsidiary) for the provision of marketing and client servicing activities; and (iii) any of the Advisor’s other affiliates for the provision of non-discretionary trading services by the Advisor to the Trust. For the avoidance of doubt, none of the affiliates referenced above will make investment decisions on behalf of the Ballie Gifford Portfolio, nor will they be responsible for day-to-day portfolio management).

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Baillie Gifford Overseas Limited	Vanguard World Fund
Gavin Scott _______________________________ Signature Gavin Scott ____________________________ Print Name	Salim Ramji _______________________________ Signature Salim Ramji ____________________________ Print Name